UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

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JASON P. RHODE
President and Chief Executive Officer

June 4, 2007

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Cirrus Logic, Inc. to be held on Friday, July 27, 2007, at 1:00 p.m. at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Although you may vote in person at the annual meeting, you may also vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Cirrus Logic values the participation of its stockholders. Your vote is an important part of our system of corporate governance and I strongly encourage you to participate.

Thank you for your prompt response.

Sincerely,

Jason P. Rhode
President and Chief Executive Officer

A copy of the Annual Report on Form 10-K, which includes financial statements, is being mailed with this Proxy Statement.
You may receive an additional copy of these documents at no charge upon request directed to:
Cirrus Logic Investor Relations
2901 Via Fortuna, Austin, Texas 78746
telephone: (512) 851-4125; email: InvestorRelations@cirrus.com
Financial reports may also be accessed on our Web site at
www.cirrus.com.

Annual Stockholders’ Meeting

July 27, 2007
YOUR VOTE IS IMPORTANT

Notice

Cirrus Logic, Inc. (the “Company”) will hold its 2007 Annual Meeting of Stockholders as follows:

Friday, July 27, 2007
1:00 P.M.
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

At the meeting, stockholders will vote on the following matters:

(i)	the election of seven Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP (“Ernst & Young”) as our independent registered public accounting firm; and

(iii)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers About the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on May 29, 2007 (the “Record Date”), are entitled to vote. On that day, approximately 88.7 million shares of the Company common stock were outstanding. Each share entitles the holder to one vote.

The Board asks you to vote in favor of each of the proposals. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders included with this mailing and from documents that we have filed with the Securities and Exchange Commission.

This proxy statement and the accompanying proxy card are being distributed on or about June 18, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:	Why am I receiving these materials?
A:	Our Board of Directors (“Board”) is soliciting your proxy for the annual meeting of stockholders to take place on July 27, 2007. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2007 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 31, 2007 is also enclosed.

Q:	What proposals will be voted on at the meeting?
A:	There are two proposals scheduled to be voted on at the meeting:
• the election of seven directors; and
• the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

Q:	What is Cirrus Logic’s voting recommendation?
A:	Our Board recommends that you vote your shares “FOR” each of the director nominees, and “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, including shares purchased through the Company’s Employee Stock Purchase Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to vote by proxy or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares by proxy or in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How can I vote my shares in person at the meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. If you are the stockholder of record, please refer to the summary instructions below and those included on your proxy card. If you hold shares in street name, you should refer to the voting instruction card included by your broker or nominee.

BY INTERNET — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL — You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How Are Votes Counted?”

Q:	Can I change my vote?
A:	You may revoke your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may revoke your proxy instructions by submitting new voting instructions to your broker or nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted and present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board and “FOR” the ratification of Ernst & Young to serve as our independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?
A:	A director must receive the affirmative “FOR” vote of a majority of those shares entitled to vote and present in person or represented by proxy in order to be re-elected. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions are counted as shares present and entitled to be voted for the purposes of calculating whether a proposal receives “FOR” votes from a majority of the shares present and entitled to vote. As a result, abstentions will have the same effect as a vote cast AGAINST a proposal.

However, for the purposes of calculating whether such proposal receives “FOR” votes from a majority of the shares present and entitled to vote, broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I obtain an admission ticket for the meeting?
A:	Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact the Company’s Corporate Secretary at our headquarters. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on the Record Date, and bring proof of identification. If you hold your shares through a stockbroker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of the Record Date.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will publish final results no later than our quarterly report on Form 10-Q for the second fiscal quarter ending September 29, 2007.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Scott Thomas and Thurman Case, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the annual meeting. On the Record Date, we had approximately 88.7 million shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of the election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management for review and consideration.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or submit your proxy over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than February 18, 2008. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than February 18, 2008, and shall contain the information required by our Bylaws.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees
During the fiscal year ended March 31, 2007, the Board held 10 meetings. All directors are expected to attend each meeting of the Board and the committees on which he serves. No director attended less than 94% of all of the meetings of the Board and the committees on which he served. Directors are expected to attend the Company’s annual meeting of stockholders absent a valid reason. All of the directors attended the Company’s 2006 annual meeting of stockholders.

We have three Board committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable Nasdaq listing standards. Each committee has a written charter that has been approved by the Board. The members of each committee are identified in the following table and the function of each committee is described below.

On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board. During fiscal year 2007, the directors appointed one Special Committee of the Board. This Special Committee was appointed to review the Company’s historical stock option granting processes. The Board designated Mr. Sherman as the sole member of the Special Committee to investigate, review, evaluate, make findings and conclusions and report to the Board of Directors concerning certain stock option grants and stock option granting practices and procedures of the Company.

Governance and
Name of Director	Independent	Audit	Compensation	Nominating
D. James Guzy	Yes	X		X
Michael L. Hackworth	No
Walden C. Rhines	Yes	X	X	Chair
William D. Sherman	Yes		Chair	X
Robert H. Smith	Yes	Chair	X	X
Suhas S. Patil	No
David D. French (1)	No
Number of Meetings Held in Fiscal Year Ended March 31, 2007		11	5	3

(1)	Mr. French resigned as a director of the Company on March 5, 2007.

Audit Committee
The Audit Committee is composed of three directors. The responsibilities of the Committee include:

•	reviewing the Company’s auditing, accounting, financial reporting, and internal control functions;

•	selecting the Company’s independent registered public accounting firm and overseeing their independence, qualifications and performance;

•	pre-approving all audit and non-audit services performed by the independent auditors;

•	meeting separately with the independent auditors and the Company’s senior management and providing a line of communication between the independent auditors, management and the Board;

•	ensuring that procedures are available for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and

•	reviewing the general scope of the Company’s accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has determined that Robert H. Smith is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors on page 36 of this proxy statement and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Compensation Committee

The Compensation Committee is composed of three directors, each of whom is independent under applicable Nasdaq listing standards. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s employee stock purchase plan and stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees. The Compensation Committee also reviews and recommends to the Board for approval various other company compensation plans, policies and matters, including any changes to the compensation and benefits of the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of four directors, each of whom is independent under the applicable Nasdaq listing standards. This Committee provides counsel to the Board with respect to Board organization, membership and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Committee believes that the Board requires additional candidates for nomination, the Committee may engage a third party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. In making the determinations regarding nominations of directors, the Governance and Nominating Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Governance and Nominating Committee believes that members of the Company’s Board of Directors should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training or experience; (v) possess experience at policy-making levels in business, government, education or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. And, in addition for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees of the Board.

These are not meant to be the exclusive criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. Recommendations should be submitted to:

Governance and Nominating Committee
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

Assuming that the appropriate information is included on a timely basis, the Committee will consider stockholder-recommended candidates applying the same procedures and criteria used to consider other candidates.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information and conforming to the submission deadlines specified in the Company’s Bylaws.

Determination of Independence

The Board, which currently consists of seven directors, has determined that four directors, as indicated in the table above, are independent as defined by the applicable Nasdaq Stock Market, Inc. (the “Nasdaq”) listing standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that Messrs. Guzy, Rhines, Sherman, and Smith qualify as independent directors under this standard.

Corporate Governance Guidelines

On an annual basis, the Company reviews its corporate governance practices in light of any updates to the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. A copy of the Company’s Corporate Governance Guidelines are available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com. Among other matters, the Guidelines include the following:

•	A majority of the members of the Board must be independent directors as defined by applicable Nasdaq listing standards and rules of the Securities and Exchange Commission.

•	The positions of Chairman of the Board and Chief Executive Officer shall be held by separate individuals, and the Chief Executive Officer shall be the only member of the Board who is an executive officer of the Company.

•	If the Chairman of the Board is not an independent director, an independent director may be designated by the Board as the “lead independent director.”

•	Directors shall retire at the age of 75.

•	The Board will have an Audit, Compensation, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

Code of Conduct

The Company has adopted a Code of Conduct, applicable to all employees, including the principal executive officer and senior financial officers, which is incorporated as Exhibit 14 to its Annual Report on Form 10-K and is accessible at www.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Independent directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any compensation for their Board activities. Independent directors may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation. The following tables set forth the quarterly retainer payments paid to independent directors for Board service during the fiscal year ended March 31, 2007.

Director Compensation
Quarterly Director Retainer	$12,500
Board Chairman Quarterly Retainer	$3,750
Audit Chair Quarterly Retainer	$5,000
Audit Committee Member Quarterly Retainer	$2,000
Compensation Committee Chair Quarterly Retainer	$2,000
Compensation Committee Member Quarterly Retainer	$1,000
Nominating and Governance Committee Chair Quarterly Retainer	$1,500
Nominating and Governance Committee Quarterly Retainer	$750

In addition, each independent director receives an option to purchase 25,000 shares of common stock of the Company at an exercise price equal to fair market value on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months. Upon re-election to the Board, each independent director receives a fully vested option grant to purchase 10,000 shares of common stock at an exercise price equal to fair market value on the date of grant. We also reimburse directors for all reasonable out of pocket expenses incurred for attending board and committee meetings.

On March 7, 2007, the Board determined that Mr. Sherman should be paid $25,000 as fair and reasonable compensation for his efforts as the sole member of a Special Committee of the Board that had been appointed to review the Company’s historical stock option granting processes. The Board had previously designated Mr. Sherman as the sole member of the Special Committee to investigate, review, evaluate, make findings and conclusions and report to the Board of Directors concerning certain stock option grants and stock option granting practices and procedures of the Company.

The following table sets forth the information regarding the fees and compensation paid to our non-employee directors for services as members of the Board or any committee of the Board during fiscal year 2007.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2007

							Change in
							Pension
							Value and
	Fees Earned					Non-Equity	Nonqualified
	or Paid		Stock	Option Awards		Incentive Plan	Deferred	All Other
	in Cash		Awards	(1)		Compensation	Compensation	Compensation		Total
Name	($)		($)	($)		($)	Earnings	($)		($)
(a)	(b)		(c)	(d)		(e)	(f)	(g)		(h)
Michael L. Hackworth	$42,500		-	$27,028	(3)	-	-	-		$69,528
D. James Guzy	$54,750		-	$27,028	(4)	-	-	-		$81,778
Suhas Patil (2)	$60,000		-	-	(5)	-	-	$1,800	(10)	$61,800
Walden C. Rhines	$64,750		-	$27,028	(6)	-	-	-		$91,778
William D. Sherman	$83,750	(9)	-	$27,028	(7)	-	-	-		$110,598
Robert H. Smith	$76,250		-	$27,028	(8)	-	-	-		$103,278

(1)	On July 28, 2006, the date of the Company’s 2006 annual meeting, a fully vested option grant to purchase 10,000 shares of common stock at an exercise price equal to fair market value on the date of grant was awarded to the non-employee directors. The value disclosed is the grant date fair value of the options calculated in accordance with SFAS 123R.

(2)	Dr. Patil is currently an employee of Cirrus Logic, Inc.

(3)	At the end of fiscal year 2007, Mr. Hackworth had 60,000 options outstanding.

(4)	At the end of fiscal year 2007, Mr. Guzy had 80,000 options outstanding.

(5)	At the end of fiscal year 2007, Dr. Patil had 272,500 options outstanding.

(6)	At the end of fiscal year 2007, Dr. Rhines had 80,000 options outstanding.

(7)	At the end of fiscal year 2007, Mr. Sherman had 75,000 options outstanding.

(8)	At the end of fiscal year 2007, Mr. Smith had 66,042 options outstanding.

(9)	Includes compensation of $25,000 to Mr. Sherman for his efforts as the sole member of a Special Committee of the Board that had been appointed to review the Company’s historical stock option granting processes.

(10)	This amount reflects matched contributions by the Company under our 401(k) plan.

PROPOSALS TO BE VOTED ON

Proposal No. 1
ELECTION OF DIRECTORS

The Board has approved seven nominees for election to the Board this year. All nominees except Jason P. Rhode, our current President and Chief Executive Officer, have served as a director since the last annual meeting. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required

A director must receive the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy in order to be re-elected.

Information About Nominees

MICHAEL L. HACKWORTH

Director since 1985

Mr. Hackworth, age 66, is currently Chairman of the Board of the Company, a position he has held since July 1997. Mr. Hackworth is also currently Chairman of the Board of Tymphany Corporation, where he was also Chief Executive Officer until May 1, 2007. In addition, Mr. Hackworth is a director of Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools. He served as President and Chief Executive Officer of the Company from January 1985 to June 1998, and continued to serve as Chief Executive Officer until February 1999. Between March 5, 2007 and May 16, 2007, Mr. Hackworth was the Company’s Acting President and Chief Executive Officer. He is currently an employee of the Company supporting the Company’s recently appointed President and CEO, Dr. Jason P. Rhode, during a transition period.

D. JAMES GUZY

Director since 1984

Mr. Guzy, age 71, has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices, and a director of Intel Corporation, a semiconductor chip maker; Davis Selected Group of Mutual Funds; and Alliance Bernstein Core Mutual Fund. He is also Director Emeritus of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits.

SUHAS S. PATIL

Director since 1984

Dr. Patil, age 62, a founder of the Company’s predecessor company in 1981, and a founder of the Company in 1984, was appointed Chairman Emeritus of the Company in July 1997. Prior to that time, he served as Chairman of the Board of the Company from 1984 to July 1997, and has held various offices within the Company. Dr. Patil is currently an employee of Cirrus Logic, Inc.

WALDEN C. RHINES

Director since 1995

Dr. Rhines, age 60, is the Chairman and Chief Executive Officer of Mentor Graphics Corporation, a maker of electronic design automation products. Dr. Rhines has been employed by Mentor Graphics since 1993. He is also a director of TriQuint Semiconductor, Inc., a supplier of high-performance components and modules for communications applications.

JASON P. RHODE

Director since May 2007

Dr. Rhode, age 37, was appointed as President and Chief Executive Officer, and as a director of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

WILLIAM D. SHERMAN

Director since 2001

Mr. Sherman, age 64, is a senior partner in the law firm of Morrison & Foerster LLP, where he has worked since 1987.

ROBERT H. SMITH

Director since 1990

Mr. Smith, age 70, retired in August 2002 from the position of Executive Vice President of Administration of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits, where he also served on the Board of Directors. He also serves on the Board of Directors of Epicor Software Corporation, an enterprise and e-business software solutions company; PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices; Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools; and ON Semiconductor, a supplier of power components and systems to designers of computers, communications, consumer, and industrial systems.

The Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Proposal No. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 29, 2008. During fiscal year ended March 31, 2007, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

Representatives of Ernst & Young attended all meetings of the Audit Committee in fiscal year 2007. The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors on page 36 of this proxy statement, as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

A representative of Ernst & Young is expected to attend the annual meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2008.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2008, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of March 31, 2007 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table of the Executive Compensation section of this proxy statement, including Mr. French and Mr. Kurtzweil, both of whom terminated employment with the Company prior to March 31, 2007; and (iv) all current executive officers and directors of the Company as a group, including Mr. French and Mr. Kurtzweil. The Company’s common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

	Shares
	Beneficially Owned
Beneficial Owner	Number	Percent (1)

Alfred S. Teo (2)
783 West Shore Drive
Kinnelon, New Jersey 07405	8,376,099	9.5
Legg Mason Inc. (3)
100 Light St.
Baltimore, MD 21202-1476	7,475,835	8.5
Royce & Associates, LLC (4)
1414 Avenue of the Americas
New York, NY 10019	5,903,200	6.7
David D. French, former Chief Executive Officer and Director (5)	1,802,875	2.0
Suhas S. Patil, Chairman Emeritus and Director (6)	283,678	*
D. James Guzy, Director (7)	237,782	*
Robert A. Kromer, Vice President, Sales (8)	209,214	*
Michael L. Hackworth, Chairman of the Board (9)	183,825	*
John J. Paulos, Senior Vice President, General Manager (10)	181,966	*
Jason P. Rhode, President and Chief Executive Officer (11)	169,806
Gregory Scott Thomas, Vice President, General Counsel and Corporate Secretary (12)	165,017	*
Walden C. Rhines, Director (13)	106,000	*
William D. Sherman, Director (14)	75,405	*
Thurman Case, Vice President, Chief Financial Officer (15)	70,357	*
Robert H. Smith, Director (16)	66,042	*
John Kurtzweil, former Sr. Vice President, Chief Financial Officer (17)	5,693	*
All executive officers and directors as a group (14 persons) (18)	3,943,068	4.5

*	Less than 1% of the outstanding common stock

(1)	Percentage ownership is based on approximately 88,163,467 shares of common stock issued and outstanding on March 31, 2007. Shares of common stock, issuable under stock options that are currently exercisable or will become exercisable within 60 days after March 31, 2007, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2)	Pursuant to a Schedule 13D filed with the Securities and Exchange Commission on September 27, 2004, Alfred Teo reported that as of September 17, 2004, he individually beneficially owns 277,800 shares, or less than one percent of the Company’s common stock; Alfred Teo and Annie Teo as joint tenants with right of survivorship beneficially own 5,817,675 shares or 6.7% of the Company’s common stock; Alfred Teo is the trustee for the Alpha Industries, Inc. Retirement Plan, which beneficially owns 134,700 shares, or less than one percent of the Company’s common stock; Alfred Teo is the Alfred S. Teo of Alfred S. Teo IRA Rollover, which beneficially owns 143,100 shares, or less than one percent of the Company’s common stock; Alfred Teo holds the controlling interest in Lambda Financial Service Corp., which owns 265,000 shares or less than one percent of the Company’s common stock; Annie Teo is the sole stockholder of Great Eastern Acquisition, which beneficially owns 673,924 shares, or less than one percent of the Company’s common stock; the M.A.A.A Trust FBO Mark, Andrew, Alan, & Alfred Teo, Jr., Teren Seto Handelman, Trustee, beneficially owns 1,063,900 shares, or 1.2% of the Company’s common stock.

(3)	Legg Mason, Inc. reported on a Form 13F-HR filed with the Securities and Exchange Commission on May 15, 2007, that these securities are owned by various institutional investors for which Legg Mason serves as investment manager. The filing indicates that as of March 31, 2007, Smith Barney Fund Management LLC holds 116,600 shares and has sole voting power as to the shares; that Clearbridge Advisors, LLC holds 6,833,894 shares, with sole voting authority for 6,399,080 shares and no voting authority for 434,814 shares; that Clearbridge Asset Management, Inc. holds 17,846 shares and has sole voting authority for 1,135 of the shares and no voting authority for 16,711 of the shares; and that Batterymarch Financial Management, Inc. holds 507,495 shares, with sole voting authority for 375,435 of the shares and no voting authority for 132,060 of the shares.

(4)	Royce & Associates, LLC reported on a Form 13F-HR filed with the Securities and Exchange Commission on May 9, 2007 that it has sole voting power for these shares.

(5)	Includes 1,779,375 shares issuable upon exercise of options held by Mr. French. Mr. French resigned from his position as President and Chief Executive Officer, and director, on March 5, 2007.

(6)	Includes 213,278 shares held by Dr. Patil directly and 70,400 shares held by family members and trusts for the benefit of family members. Dr. Patil does not have voting and investment power over the shares held by family members and trusts and disclaims beneficial ownership as to those shares.

(7)	Includes 80,000 shares issuable upon exercise of options held by Mr. Guzy, 30,000 shares held by Mr. Guzy directly, and 132,782 shares held by Arbor Company, of which Mr. Guzy is President.

(8)	Includes 201,714 shares issuable upon exercise of options held by Mr. Kromer.

(9)	Includes 60,000 shares issuable upon exercise of options held by Mr. Hackworth, 7,588 shares held by Mr. Hackworth directly, and 116,237 shares held by Mr. Hackworth as Trustee UTD dated August 1, 1988, for which Mr. Hackworth disclaims beneficial ownership. Mr. Hackworth was acting President and Chief Executive Officer between March 7, 2007, and May 16, 2007.

(10)	Includes 149,582 shares issuable upon exercise of options held by Dr. Paulos, 8,000 shares held by Dr. Paulos directly, and 24,384 shares held by Paulos Investments, Ltd. On May 29, 2007, Paulos Investments, Ltd. purchased an additional 30,000 shares, resulting in a total ownership of 54,384 shares. Paulos Investments, Ltd. is a limited partnership, for which Dr. Paulos owns a one-third limited partner interest and exercises investment control. Dr. Paulos disclaims beneficial ownership of these shares except for his one-third limited partner interest. In addition, on May 17, 2007, Paulos FJS Ventures, Ltd, a limited partnership, purchased 30,000 shares. Paulos FJS Ventures, Ltd. is a limited partnership for which Dr. Paulos owns a remainder interest and exercises investment control. Dr. Paulos disclaims beneficial ownership of these shares except to the extent of his remaining interest therein.

(11)	Includes 168,194 shares issuable upon exercise of options held by Dr. Rhode.

(12)	Includes 162,923 shares issuable upon exercise of options held by Mr. Thomas.

(13)	Includes 80,000 shares issuable upon exercise of options held by Dr. Rhines, 20,000 shares held by Dr. Rhines directly, and 6,000 shares held by Dr. Rhines’ spouse.

(14)	Includes 75,000 shares issuable upon exercise of options held by Mr. Sherman.

(15)	Includes 68,235 shares issuable upon exercise of options held by Mr. Case.

(16)	Includes 66,042 shares issuable upon exercise of options held by Mr. Smith. In addition to the shares shown in this table as being owned by Mr. Smith as of March 31, 2007, Mr. Smith purchased 136,000 shares of common stock on May 15, 2007.

(17)	Mr. Kurtzweil resigned his position as Chief Financial Officer effective September 22, 2006.

(18)	Includes 3,269,800 shares issuable upon exercise of options.

EXECUTIVE COMPENSATION

The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed as exhibits to the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

EXECUTIVE OFFICERS

Jo-Dee M. Benson — Vice President, Corporate Marketing Communications and Human Resources

Ms. Benson, age 47, was appointed Vice President, Corporate Marketing Communications and Human Resources in February 2005. Previously, she had served as Vice President of Corporate Communications since December 2000. Between February 2000 and December 2000, she served as Vice President, Corporate Communications, at Vectris Communications.

Thurman K. Case — Chief Financial Officer and Principal Accounting Officer

Mr. Case, age 50, was appointed the Company’s Chief Financial Officer on February 14, 2007. He joined the Company in October 2000, and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case also served as Vice President, Finance between June 2002 and September 2004, and Director of Finance between October 2000 and June 2002.

Gerald R. Gray — Senior Vice President, Worldwide Operations

Mr. Gray, age 58, was appointed the Senior Vice President of Worldwide Operations in September 2002. Previously, he served as Vice President of Worldwide Operations from April 2000, and Vice President of Domestic Operations from June 1998.

Robert A. Kromer — Vice President, Worldwide Sales

Mr. Kromer, age 57, was appointed Vice President, Worldwide Sales in January 2003. Since joining the Company in 1998, Mr. Kromer has served in a variety of positions, including Vice President and General Manager, Mass Storage Division, from March 2000 to April 2001; Vice President and General Manager, Optical Products Division from April 2001 to July 2002; and Vice President, Marketing from July 2002 through January 2003.

John J. Paulos — Senior Vice President, General Manager, Industrial Products

Dr. Paulos, age 48, was appointed Senior Vice President, General Manager, Industrial Products in May 2007. Prior to his appointment, he served as Vice President, General Manager, Industrial Products between December 2004 and May 2007. Between March 2000 and April 2004, he served as Vice President of Engineering, Cicada Semiconductor Corporation, which was acquired by Vitesse Semiconductor in February 2004.

Jason P. Rhode — President and Chief Executive Officer

Dr. Rhode, age 37, was appointed as President and Chief Executive Officer of the Company in May 2007. Dr. Rhode joined the Company in 1996 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and Chief Executive Officer.

Gregory Scott Thomas — Vice President, General Counsel and Corporate Secretary

Mr. Thomas, age 41, was appointed Vice President, General Counsel and Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

Dr. Bin Wu — Vice President, General Manager, Shanghai Power Management

Dr. Wu, age 40, was appointed as Vice President, General Manager, Shanghai Power Management in February 2007. He joined the Company upon Cirrus Logic’s acquisition of Caretta Integrated Circuits (“Caretta”) in December 2006. Prior to the acquisition, Dr. Wu served as President and Chief Executive Officer of Caretta — a company that he co-founded in May 2004. Between June 1999 and September 2003, Dr. Wu served as President and Chief Technical Officer of BitBlitz Communications Inc., a semiconductor company that specialized in 10-gigabit Ethernet / fiber channel products.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy. We provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance, through a mix of salary, bonus and equity compensation. These opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

We believe that the compensation programs for our executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to these individuals.

To support the Compensation Committee in fulfilling its duties, the Committee has hired experts in the field of executive compensation to assist with its evaluation of Chief Executive Officer (“CEO”) and executive officer compensation. In January 2007, the Compensation Committee retained the services of Mercer Human Resource Consulting (“Mercer”), a market leader for advice and analysis on executive compensation practices, to assist with a comprehensive review of the CEO’s and certain other executive officers’ compensation. In addition to discussing their review with our Compensation Committee, Mercer also contacted our executive officers and other employees in our human resources and legal departments to obtain historical data and insight into historical compensation practices. The Compensation Committee took Mercer’s recommendations, along with the recommendations of Company management, into consideration in setting our executives’ fiscal year 2008 total overall compensation. Although Mercer consulted with our executive officers and other employees, Mercer did not work for the Company during the fiscal year and all of its work was performed on behalf of our Compensation Committee.

Targeted Overall Compensation. The Compensation Committee annually reviews and establishes each executive officer’s total compensation package, considering Company performance, individual performance, external pay practices of competitors and similarly situated companies, the strategic importance of the executive’s position, as well as internal pay equity and the executive’s time in the position. The Company’s executive pay program is heavily weighted toward variable compensation that rewards achievement of short and long-term corporate goals and objectives of the Company. In setting target compensation for the Company’s executives for the year ended March 31, 2007, the Compensation Committee sought to strike a balance between providing compensation that is competitive with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation was coupled to stock price appreciation, and Company and individual performance.

Benchmarking Information. As part of the Committee’s 2007 compensation review, the information provided by Mercer to the Committee was based on several sources of compensation benchmarking information, including published survey data and information from public company disclosures. Competitive compensation information is obtained from published survey data prepared by Radford Surveys, a leading provider of compensation and benefits market data, and from the proxy statements of peer companies. We used data from the 2006 Radford Executive Compensation Survey and isolated the data specific to jobs in the semiconductor industry from companies with revenues less than $1 billion per year (the “Survey Group”).

In addition to the Survey Group, we reviewed data from the proxy statements of particular companies that are considered comparable to the Company (the “Proxy Group”). The Proxy Group generally consists of public companies in the semiconductor industry that share similar operating and financial characteristics with the Company. Those characteristics include a company’s revenue, location, correlation of stock price movement, and similarity of business model and product lines. As of February 2007, the Proxy Group consisted of the following 14 companies: ESS Technology,

Inc.; Genesis Microchip, Inc.; Ixys Corp.; Lattice Semiconductor Corp.; Micrel Inc.; Vitesse Semiconductors; Pericom Semiconductor Corp.; PMC-Sierra, Inc.; Radisys Corp.; Semtech Corp.; Silicon Laboratories, Inc.; Silicon Storage Technology; Triquint Semiconductor, Inc; and Zoran Corp.

From the data derived from the Survey Group and the Proxy Group, Mercer Consulting developed market composite data reflecting the average of the data from each group (the “Market Composite Data”). In some cases, we made an adjustment to the Market Composite Data for executives who perform responsibilities that differ from the jobs included in the Survey Group. Compensation recommendations by Company management are examined in light of this information, with the intention of establishing and maintaining competitive compensation levels.

Elements of Compensation and Target Market Positioning. Each executive officer’s compensation package is comprised primarily of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual performance awards payable in cash and tied to the Company’s achievement of annual performance goals, (iii) long-term incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, and (iv) post-employment compensation.

In general, the Company has attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual executive performance by maintaining base salaries at approximately the 50th percentile compared to the Market Composite Data, and by providing additional incentive opportunities so that total cash compensation (salary plus annual bonus) approaches the 50th percentile levels when the Company’s performance is near the middle compared to the companies in the Peer Group. The Company has attempted to structure annual bonus opportunities for its executive officers such that an executive officer has the potential to earn in the 75th percentile level for higher levels of performance. The Company also provides additional long-term incentives in the form of stock option grants so that an executive’s total direct compensation is targeted at the 50th percentile level (i.e., the size of the stock option grant is a function of the difference between the 50th percentile total direct compensation and the 50th percentile total cash compensation).

Executive officers are also eligible to receive certain severance benefits upon termination of their employment other than for cause. In addition, executive officers may also participate in the Company’s Employee Stock Purchase Plan and receive 401(k) retirement, health and welfare benefits.

Executive Compensation. Our Compensation Committee annually reviews our executives’ compensation at a regularly scheduled meeting in February. Annual stock option awards and any changes to an executive’s base salary or annual incentive targets are typically made at this time.

Base Salary

The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within this comparative group of companies, to reflect each individual’s personal performance during the year, and to be consistent with our internal alignment. The relative weight given to each factor varies with each executive and is within the sole discretion of the Compensation Committee. In setting base salaries, the Compensation Committee reviews (i) the Market Composite Data; (ii) recommendations from management; and (iii) the executive officer’s personal performance for the year. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

In February 2002, the Compensation Committee approved an employment contract for Mr. French, in which his annual base salary was set at $450,000. In September 2004, the Compensation Committee approved an increase in his annual base salary to $460,800. With respect to Mr. French’s base salary, it was the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. When the Committee reviewed Mr. French’s compensation in February 2007, the Compensation Committee determined that Mr. French’s base salary was approximately at the 75th percentile of the base salary levels of other chief executive officers at the companies in the Market Composite Data. Based on this information, the Compensation Committee determined that Mr. French’s base salary was at a competitive level when compared with the base salary levels in effect for other chief executive officers at the companies in the Market Composite Data. As a result, no change was made to Mr. French’s salary.

Mr. French resigned from the Company effective March 5, 2007. On March 7, 2007, the Board’s current Chairman, Mr. Michael L. Hackworth, was appointed by the Board as Acting President and Chief Executive Officer of the Company. The independent directors of the Company approved a salary for Mr. Hackworth at an annual rate of $184,320, payable on a bi-weekly basis for the period that he serves in the role of Acting President and Chief Executive Officer. This base salary was intended to reflect a competitive salary for the President and Chief Executive Officer of the Company as reduced on a pro-rata basis to reflect the percentage of time we expected Mr. Hackworth to be active in his role at Acting President and Chief Executive Officer. Mr. Hackworth received no equity or bonus compensation in conjunction with this service.

The Compensation Committee also reviewed the compensation of its executive officers other than the CEO in February 2007. As of February 2007, the base salary rates of most of our executive officers fell within or near a competitive range relative to the Company’s target competitive positioning compared to the Market Composite Data, with some executives at the market 75th percentile. Based on its review of the competitive salary information, the officer’s personal performance over the previous year, and the responsibilities of each executive officer, the Compensation Committee increased on an aggregate basis, the compensation of its executive officers, excluding our Chief Executive Officer and Chief Financial Officer, by approximately 1.8% from the previous year. In general, these increases were intended to reflect a cost of living adjustment and to recognize the performance of certain executive officers during the previous year.

In addition, on February 14, 2007, Mr. Thurman Case was appointed by the Board of Directors as Chief Financial Officer and Principal Accounting Officer of the Company. In connection with his appointment, the Company’s Compensation Committee approved compensation increases for Mr. Case from an annual base salary of $207,200 per year to $230,000 per year. This increase reflects the additional demands and responsibilities that Mr. Case will have in his new role.

On May 16, 2007, Dr. Jason P. Rhode was appointed by the Board of Directors as President and Chief Executive Officer of the Company. In connection with his appointment, the Company’s Compensation Committee approved an annual base salary of $335,000 per year. In setting his base salary, the Company reviewed the Market Composite Data and considered Dr. Rhode’s level of prior experience in CEO and General Manager positions, along with other factors including his then current base salary of $235,000 per year. Dr. Rhode’s new annual base salary was approximately at the 25th percentile of the base salary levels of other chief executive officers at the companies in the Market Composite Data. This increase reflects the additional demands and responsibilities of Dr. Rhode, while also recognizing our intended strategy of moving Dr. Rhode’s compensation towards the 50th percentile of base salary levels of chief executive officers of comparable CEOs over time based on his performance in his new role.

In conjunction with Dr. Rhode’s appointment to President and CEO, the Board has requested Mr. Hackworth, the Chairman of the Board and, until Dr. Rhode’s appointment on May 16th, the Acting President and Chief Executive Officer, to continue to work for the Company during a transition period. During this period, the Board expects Mr. Hackworth to support Dr. Rhode in his transition to his new role as President and Chief Executive Officer of the Company. On May 17, 2007, in recognition of Mr. Hackworth’s prior contributions and efforts as Acting President and CEO, and further in light of Mr. Hackworth’s new role and the additional time expected to support Dr. Rhode during the transition period, the independent directors approved a salary for Mr. Hackworth at an annual rate of $345,600, payable on a bi-weekly basis through the end of July 2007. The Committee intends to review Mr. Hackworth’s continuing role and compensation, if any, at that time. This base salary is intended to reflect a competitive salary for an Acting Chief Executive Officer as reduced on a pro-rata basis to reflect the percentage of time we expect Mr. Hackworth to be active in his role supporting our new President and Chief Executive Officer during the transition period.

Annual Incentives

Other than our Vice President, Worldwide Sales, who participated in the Company’s Sales Incentive Plan, and Mr. French, our former President and CEO, who was eligible to receive up to a maximum of 150% of his base salary in annual incentives, our executives are eligible to earn up to a maximum of 75% of their base salary in annual incentives under our Variable Compensation Plan (the “VCP”). Our VCP provides eligible employees with incentives to increase stockholder value through the achievement of goals relating to the Company’s revenue and its operating margin. The VCP operates on a semi-annual period, beginning on the first day of each fiscal year. At the end of each semi-annual period, the Company calculates its revenue and operating profits and then determines whether participants will receive payments based on the Company’s performance. For fiscal year 2007, executives’ individual payouts under the plan were calculated by multiplying 75% of the executive’s base salary for a six month period by a “Company Performance Weighting.” The Company Performance Weighting was calculated by adding .33% of our revenue and 10% of our operating profit during a six month period. This amount was then divided by the Base VCP Pool, which equaled the sum of each eligible employee’s base salary multiplied by the individual’s target incentive amount. We chose a combination of operating profit and revenue as the performance metrics for our VCP because we believe that those metrics align the financial incentives of our employees with our short-term and long-term financial goals of driving profitable growth. No payments are made unless a 3% operating margin is achieved. In addition, the total payments made cannot exceed an overall limitation of 15% of operating profit.

Prior to fiscal year 2007, based on our operating plan for the year and our revenue and operating profit goals, we expected the Company Performance Weighting factor for the year to be approximately 54%. During fiscal year 2007, participants in the Company’s VCP program earned payments during both semi-annual periods. For the first semi-annual period, participants earned payments at 55% of each individual’s bonus target. During the second semi-annual period, participants earned payments at 50% of each individual’s bonus target.

Following the appointment of Dr. Rhode as President and CEO, the Compensation Committee began reviewing and considering alternative annual incentive plans to the current VCP program for our executives. The Compensation Committee intends that executives will have a new annual incentive plan before October 1, 2007, prior to the beginning of the next regularly scheduled semi-annual period under the VCP program. The Committee expects that the new program will better align the financial incentives of our executives with the Company’s short-term and long-term financial goals after the appointment of Dr. Rhode.

Instead of participating in our VCP plan during fiscal year 2007, our Vice President of Sales participated in the Company’s Sales Incentive Plan, which provides incentives to increase shareholder value through the achievement of our revenue goals. Incentive payments are calculated based upon a commission target and an associated sales quota that are designed to achieve the full commission when a participant meets their sales quota. If a participant achieves less than 40% of that individual’s sales quota in a quarter, a participant will receive no payment. If a participant achieves 40% or more of that individual’s sales quota in a quarterly period, a participant’s incentive compensation will be paid at 1.67% for each 1% of revenue performance above 40% up to the 100% point. For performance beyond 100%, an additional 1.5 times multiplier will apply for amounts in excess of a participant’s sales quota (i.e., for each 1% of revenue above 100% of an individual’s sales quota, a participant’s incentive compensation will be paid an additional 2.5%).

In fiscal year 2007, Mr. Kromer’s sales quota was determined based on our fiscal year 2007 operating plan and his target commission payment was set at $200,000. Based on the Company’s revenue performance for fiscal year 2007, Mr. Kromer achieved approximately 88% of his targeted sales commission.

Long-Term Incentives

Generally, stock option grants are made annually by the Compensation Committee to each of the Company’s executive officers. While other stock-based compensation vehicles have been considered, we have selected the use of stock options because of our belief that there is a near universal expectation by employees in our industry that they would receive stock option grants. Options also provide an effective compensation opportunity for companies focused on growth. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a defined period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee also takes into account the number and net present value of options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

In February 2007, the Compensation Committee reviewed the current equity incentive grant holding of each executive officer and decided not to award any annual grants to executive officers at that time. This decision was based, at least in part, on our determination that the Company’s prior year grants to executives were generally above the median relative to the Market Composite Data.

Also in February 2007, in conjunction with his appointment to Chief Financial Officer and Principal Accounting Officer, the Compensation Committee approved a grant to Mr. Case of an option to purchase 50,000 shares of the Company’s common stock under the Company’s 2006 Stock Incentive Plan at fair market value as measured by the closing price on the Company’s next regularly scheduled grant date on March 7, 2007, vesting over four years. Mr. Case’s award was granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

On May 16, 2007, in conjunction with the appointment of Jason P. Rhode to President and Chief Executive Officer, the Compensation Committee approved a grant to Dr. Rhode of an option to purchase 325,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan at fair market value as measured by the closing price on June 6, 2007. The size of the option grant to Dr. Rhode was set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon his position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate results. The Compensation Committee also took into account the number and net present value of options held by Dr. Rhode in order to maintain an appropriate level of equity incentive as President and CEO of the Company.

On a going forward basis, we intend to continue to evaluate and consider equity grants to our executives on an annual basis. We expect to consider potential equity grants for executives at the same time as we annually review grants for all employees. We further expect any annual grants to executive officers to be awarded on the Company’s regularly scheduled monthly grant date in October.

Other Benefits. We have a tax-qualified employee stock purchase plan, generally available to all employees, including executive officers. Our plan allows participants to acquire Cirrus Logic common stock at a 5% discount to market value, with the objective of allowing employees to increase their ownership of Cirrus Logic common stock over time. Under applicable tax law, no plan participant may purchase more than $25,000 of fair market value of such stock in any calendar year.

In addition, all of our employees, including executive officers, are eligible to participate in Cirrus Logic’s benefit programs, including our 401(k) plan, medical, vision and dental plans, and certain other standard employee benefit plans. Our CEO and other executive officers participate in such plans to the same extent as all other Cirrus Logic employees and no other special plans or benefits are offered to executive officers that are not generally made available to all other employees. The Cirrus Logic, Inc. 401(k) Plan is a tax-qualified profit sharing and 401(k) plan. Under the plan, we match 50% of up to the first 6% of an employee’s pre-tax deferrals. In addition to these benefits that are generally available to all of our salaried employees, we also pay for an annual physical examination for each of our executive officers beyond any benefit provided under our standard health care plans.

The Company also provides its executives a management severance plan (the “1999 Severance Plan”) as discussed on page 31 in the section entitled “Potential Payments Upon Termination or Change of Control.” The 1999 Severance Plan was established because we believed that it helped to ensure that we were able to attract and retain top talent. Further, the intent of the 1999 Severance Plan was to provide a level of stability for our executives during volatile business conditions that have historically existed in our industry so that our executives remain focused on their responsibilities and the long-term interests of the Company during such times. Based on a review of competitive practices with respect to management severance plans and the recommendation of Mercer, the Compensation Committee is in the process of reviewing and considering potential alternatives to the 1999 Severance Plan.

Role of Management in Establishing Compensation. Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering our compensation programs. This support generally consists of assistance with providing Survey Group data, proposals of potential ranges of various components of compensation for executive officers based on the Survey Group data, and information regarding available reserves under the Company’s various equity incentive plans. Regular meetings of our Compensation Committee are generally attended by our CEO, Vice President of Human Resources, and our General Counsel and Corporate Secretary. Because each of the Company’s executive officers (other than the CEO) reports directly to the CEO, the Compensation Committee relies heavily upon input from the CEO in determining an executive officer’s compensation. The Compensation Committee considers, but is not bound to accept, the recommendations of the CEO with respect to executive compensation.

Policy With Respect to Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the Chief Executive Officer and any of the four most highly compensated officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Under the Treasury Regulations corresponding to Section 162(m) of the Internal Revenue Code, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if it qualifies as “qualified performance-based compensation” within the meaning of Section 162(m). It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes. In fiscal year 2007, no portion of a tax deduction was disallowed under Section 162(m).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board consists of Messrs. Rhines, Sherman and Smith. None of these directors was an officer or employee of the Company at any time during the fiscal year ended March 31, 2007.

No executive officer of the Company has ever served as a member of the board of directors or the compensation committee of another entity that has or has had at the time of his service or during the same fiscal year one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

William D. Sherman, Chairman
Wally C. Rhines
Robert H. Smith

Summary of Executive Compensation

The following table provides certain summary information concerning the compensation earned by the following executive officers (“Named Officers”): the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s former Chief Executive Officer and former Chief Financial Officer, and each of the three other most highly compensated executive officers of the Company for the fiscal year ended March 31, 2007. The table sets forth compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended March 31, 2007.

							Non-Equity
						Option Awards	Incentive Plan		All Other
Name and Principal		Salary		Bonus		(5)	Compensation		Compensation		Total
Position	Year	($)		($)		($)	($)		($)		($)
(a)	(b)	(c)		(d)		(f)	(g)		(i)		(j)
David D. French, Former President and Chief Executive Officer (1)	2007	$435,988		$-		$646,847	$341,453	(15)	$108,712	(8)	$1,533,000
Michael L. Hackworth, Chairman (2)	2007	$7,089	(7)	$-		$-	$-		$-		$7,089
John T. Kurtzweil, Former Senior Vice President and Chief Financial Officer (3)	2007	$164,312		$-		$182,421	$48,820	(15)	$5,209	(9)	$400,762
Thurman K. Case, Vice President and Chief Financial Officer (4)	2007	$209,655		$-		$100,220	$35,825	(15)	$7,304	(10)	$353,004
Robert A. Kromer, Vice President, Worldwide Sales	2007	$256,614		$-		$159,014	$175,109	(6)	$10,289	(11)	$601,026
John J. Paulos, Senior Vice President, General Manager	2007	$230,385		$2,000	(12)	$289,963	$85,215	(15)	$7,397	(13)	$614,960
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	2007	$266,353		$-		$231,377	$98,417	(15)	$7,247	(14)	$603,394

(1)	David D. French resigned as President and Chief Executive Officer effective March 5, 2007.

(2)	Michael L. Hackworth was appointed Acting President and Chief Executive Officer on March 7, 2007.

(3)	John T. Kurtzweil resigned as Chief Financial Officer effective September 22, 2006.

(4)	Thurman K. Case became Vice President and Chief Financial Officer effective February 14, 2007. Mr. Case was Acting Chief Financial Officer from September 25, 2006 until his appointment as Chief Financial Officer.

(5)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us in fiscal 2007 for grants made in fiscal year 2007 and previous fiscal years as determined pursuant to SFAS 123R (disregarding any cancellations and forfeitures). The assumptions underlying the calculation under SFAS 123R are discussed under Note 12, Stockholders’ Equity, in our Form 10-K for the fiscal year ended March 31, 2007.

(6)	This amount was paid under the Company’s Sales Incentive Plan.

(7)	This amount reflects compensation paid to Mr. Hackworth after his appointment on March 7, 2007, to Acting President and Chief Executive Officer. See the Director Compensation Table for Fiscal Year 2007 for a summary of payments made to Mr. Hackworth as Chairman of the Board.

(8)	This amount reflects a payment of $106,338 for accrued paid time off, which was paid upon Mr. French’s resignation, a reimbursement of $914 for the payment of taxes, and $1,460 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. French.

(9)	This amount includes $4,458 in matched contributions under our 401(k) plan and $751 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Kurtzweil.

(10)	This amount includes $6,290 in matched contributions under our 401(k) plan and $1,014 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.

(11)	This amount includes a reimbursement of $709 for the payment of taxes, a $7,200 auto allowance, and $2,389 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Kromer.

(12)	This amount was paid under the Company’s Patent Incentive Plan.

(13)	This amount includes $6,658 in matched contributions under our 401(k) plan and $739 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Paulos.

(14)	This amount includes $6,668 in matched contributions under our 401(k) plan and $579 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.

(15)	This amount was paid under the Company’s Variable Compensation Plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 31, 2007 to the named executive officers. All of the stock options reflected in the table were granted under our 2006 Equity Incentive Plan. Each stock option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Unless noted above, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock on the date of grant.

					All Other Option
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Awards: Number of	Exercise or
					Securities	Base Price of	Grant Date Fair
		Threshold	Target	Maximum	Underlying Options	Option Awards	Value of Option
Name	Grant Date	($)	($)	($)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
David D. French, former President and Chief Executive Officer		$-
Michael L. Hackworth, former Acting President and Chief Executive Officer, and Chairman		$-
John T. Kurtzweil, former Senior Vice President and Chief Financial Officer		$-
Thurman K. Case, Vice President and Chief Financial Officer	3/7/2007	$-	$101,566	$172,500	50,000	$8.41	$166,062
Robert A. Kromer, Vice President, Worldwide Sales			$200,000
John J. Paulos, Senior Vice President, General Manager		$-	$121,438	$206,250
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary		$-	$121,438	$206,250

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity award holdings held by our named executive officers as of March 31, 2007.

	Option Awards
	Number of		Number of
	Securities		Securities		Equity Incentive Plan
	Underlying		Underlying		Awards: Number of
	Unexercised		Unexercised		Securities Underlying	Option
	Options		Options		Unexercised Unearned	Exercise	Option
	Exercisable (1)		Unexercisable (1)		Options	Price	Expiration
Name	(#)		(#)		(#)	($)	Date
(a)	(b)		(c)		(d)	(e)	(f)
David D. French, former President and Chief Executive Officer	64,747		-			$2.01	3/31/2013
	95,254		-			$2.60	2/26/2013
	112,501		-			$4.58	3/2/2015
	43,750	(3)	-			$5.88	10/8/2008
	115,209		-			$5.95	7/29/2014
	75,000	(4)	-			$7.13	6/3/2009
	172,916		-			$7.49	3/26/2014
	140,625		-			$8.06	3/1/2016
	50,000	(5)	-			$9.00	7/29/2009
	349,998		-			$9.50	6/25/2008
	250,000	(6)	-			$15.99	2/27/2012
	150,000	(7)	-			$16.13	5/25/2010
	159,375	(8)	-			$17.33	4/4/2012
Michael L. Hackworth, former Acting President and Chief Executive Officer, and Chairman	10,000	(9)	-			$16.64	7/25/2011
	10,000	(9)	-			$6.14	7/24/2012
	10,000	(9)	-			$4.96	7/31/2013
	10,000	(9)	-			$5.95	7/29/2014
	10,000	(9)				$7.57	7/28/2015
	10,000	(9)	-			$7.17	7/28/2016
John T. Kurtzweil, former Senior Vice President and Chief Financial Officer	-		-		-	-	-
	-		-		-	-	-
	-		-		-	-	-
	-		-		-	-	-
	-		-		-	-	-
Thurman K. Case, Vice President and Chief Financial Officer	25,708	(2)	1,451	(2)		$3.40	6/23/2013
	12,500		12,500			$4.58	3/2/2015
	7,500		22,500			$8.06	3/1/2016
	18,229		6,771			$8.17	4/7/2014
	-		50,000			$8.41	3/7/2017

	Option Awards
	Number of		Number of
	Securities		Securities		Equity Incentive Plan
	Underlying		Underlying		Awards: Number of
	Unexercised		Unexercised		Securities Underlying	Option
	Options		Options		Unexercised Unearned	Exercise	Option
	Exercisable (1)		Unexercisable (1)		Options	Price	Expiration
Name	(#)		(#)		(#)	($)	Date
(a)	(b)		(c)		(d)	(e)	(f)
Robert A. Kromer, Vice President, Worldwide Sales	138,845	(2)	9,156	(2)		$3.40	6/23/2013
	20,000		20,000			$4.58	3/2/2015
	12,083		7,917			$5.16	10/6/2014
	12,812		2,188			$6.97	10/24/2013
	7,500		22,500			$8.06	3/1/2016
John J. Paulos, Senior Vice President, General Manager	30,000		30,000			$4.58	3/2/2015
	20,000		60,000			$8.06	3/1/2016
	87,499		62,501			$6.02	12/1/2014
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	20,261	(2)	2,122	(2)		$3.40	6/23/2013
	30,000		30,000			$4.58	3/2/2015
	81,250		18,750			$7.53	12/18/2013
	20,000		60,000			$8.06	3/1/2016

(1)	Unless otherwise noted, all options vest over four years, with a one-year cliff vesting for 25% of the options and 1/36 of the remaining options on a monthly basis over the following three years.

(2)	Options granted on June 23, 2003 vest over four years, with a six-month cliff vesting for 20% of the options, a twelve-month cliff vesting for 20% of the options, and 1/36 of the remaining options on a monthly basis over the following three years.

(3)	The 10/8/1998 grant to Mr. French had a 4-year cliff vesting schedule with 100% of the options vesting on 10/8/2002.

(4)	The 6/3/1999 grant to Mr. French vested 50% on 6/3/2001 and 50% on 6/3/2002.

(5)	The 7/29/1999 grant to Mr. French had a 4-year cliff vesting schedule with 100% of the options vesting on 7/29/2003.

(6)	The 2/27/2002 grant to Mr. French vested on the following schedule: 12,500 options vested after 12 months; 84,375 options vested after 24 months; 137,500 options vested after 36 months; and 15,625 options vested after 48 months.

(7)	The 5/25/2000 grant to Mr. French vested on the following schedule: 37,500 options vested on May 25, 2001; 21,875 options vested on December 25, 2001; the remaining 90,625 options vested monthly through May 25, 2004.

(8)	The 4/2/2002 grant to Mr. French had a 4-year cliff vesting schedule with 100% of the options granted vesting on 4/4/2006.

(9)	All options vested immediately upon grant pursuant to the Company’s 1990 Directors’ Stock Option Plan.

Options Exercised and Stock Vested

The following table presents, for our named executive officers, the number of options exercised by such officers and restricted stock vested during fiscal year 2007, and the value realized by each officer as a result of their exercises and vesting.

	Option Awards		Stock Awards
	Number of Shares	Value
	Acquired on	Realized on	Number of Shares	Value Realized
	Exercise	Exercise (1)	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
David D. French, former President and Chief Executive Officer	-	$-	-	$-
Michael L. Hackworth, former Acting President and Chief Executive Officer, and Chairman	-	$-	-	$-
John T. Kurtzweil, former Senior Vice President and Chief Financial Officer	22,500	$51,331	-	$-
Thurman K. Case, Vice President and Chief Financial Officer	1,791	$10,770	-	$-
Robert A. Kromer, Vice President, Worldwide Sales	25,000	$155,225	-	$-
John J. Paulos, Senior Vice President, General Manager	-	$-	-	$-
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	-	$-	-	$-

(1)	Value realized is based on the difference between the exercise price and sales price for the shares on the date of exercise.

Potential Payments Upon Termination or Change of Control. In April 1999, the Board adopted an Executive Management Severance Plan (the “1999 Severance Plan”) providing certain benefits to executive officers of the Company in the event that an executive is involuntarily terminated other than for cause. Upon this event, the 1999 Severance Plan provides for salary continuation for six months or until the executive accepts new employment elsewhere prior to the completion of the six month period. In addition, the 1999 Severance Plan provides for health benefit continuation for a period of 18 months or until the executive accepts employment elsewhere prior to the completion of the eighteen month period.

Outstanding stock options will continue to vest for six months or until the executive accepts employment elsewhere prior to the completion of the six month period, and the executive will have 12 months from his or her termination date to exercise vested options. Provision of these foregoing severance benefits is conditioned upon the execution of a general release agreement. We maintain an Executive Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times. Nonetheless, based on a review of competitive practices with respect to management severance plans, the Compensation Committee is in the process of reviewing and considering potential alternatives to the 1999 Severance Plan.

The estimated amount of compensation payable to each of our currently-employed named executive officers pursuant to the 1999 Severance Plan is set forth in the table below:

		Intrinsic Value of	Health Benefits
	Salary Continuation	Accelerated Vesting	(up to 18 months)
Name	(up to six months)	(1)	(2)	Total
Thurman K. Case, Vice President and Chief Financial Officer	$115,000	$15,806	$22,960	$153,766
Gerald R. Gray, Senior Vice President, Worldwide Operations	$134,191	$9,713	$15,726	$159,630
Robert A. Kromer, Vice President, Worldwide Sales	$128,307	$60,108	$15,726	$204,141

(1)	The valuation of six-month additional vesting is based on the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing price of our common stock on March 31, 2007.

(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 18-month period payable by the Company.

In addition to the 1999 Severance Plan, we have entered into an employment agreement with Mr. Gregory Scott Thomas, the Company’s Vice President, General Counsel and Corporate Secretary. We have entered into this arrangement with Mr. Thomas because we believe that he is one of our current executive officers whose position would likely be affected upon a change of control. Therefore, we believe his agreement helps to ensure that during any uncertainty that might be associated with a potential change in control, that he remains focused on his responsibilities and the interests of our stockholders.

Mr. Thomas entered into this agreement effective May 25, 2006. During the term of the agreement, the Company agreed to provide Mr. Thomas with the following compensation: a minimum annual base salary of $265,632 per year; Company-paid health care coverage for him and his eligible dependents; and an annual target bonus under the Company’s Variable Compensation Plan of up to a maximum of 75% of his base salary. The initial term of the agreement is for two years and automatically renews for successive one year terms.

In the event (i) the Company terminates Mr. Thomas’s employment other than for Cause (as defined below) within one year of a Change of Control, or (ii) any successor to the Company fails or refuses to assume the employment agreement in accordance with its provisions, or (iii) Mr. Thomas terminates his employment for Good Reason within one year following a Change of Control, Mr. Thomas shall be entitled to receive a single, lump-sum severance payment equal to his then current annual base salary. The Company would also be required to pay to Mr. Thomas a lump-sum payment in an amount equivalent to the reasonably estimated costs he may incur to extend under the COBRA continuation laws, his group health and dental plans coverage in effect on the date of his termination for a period of 18 months. In addition, Mr. Thomas’s options to purchase common stock would remain exercisable for a twelve month period following termination and 50% of his outstanding and unvested options would fully vest.

For purposes of his employment agreement, the term “Cause” means (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering Mr. Thomas an opportunity to cure; (ii) material and willful violation of federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) conviction of a felony or a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company’s confidential proprietary information. For purposes of his employment agreement, the term “Good Reason” means any act of the Company that materially and adversely diminishes Mr. Thomas’s duties or responsibilities, provided that in the event of any such act that Mr. Thomas must notify the Company in writing and the Company shall have 30 days from its receipt of the notice to remedy the act.

The following table summarizes the amounts Mr. Thomas would potentially receive upon a change of control of the Company pursuant to his employment agreement:

		Intrinsic Value of
	Severance	Accelerated Vesting	Health
Name	Payment	(1)	Benefits	Total
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$275,000	$32,749	$22,960	$330,709

(1)	The valuation of six-month additional vesting is based on the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing price of our common stock on March 31, 2007.

In addition, on March 5, 2007, in connection with his resignation as President and Chief Executive Officer of the Company, we entered into a Resignation Agreement with Mr. French that superseded and extinguished certain obligations of the Company under an employment agreement that we entered into with Mr. French in February 2002. Pursuant to the Resignation Agreement, Mr. French agreed to cancel and not exercise certain option grants that a Special Committee of the Company’s Board of Directors investigating stock option granting practices identified as having favorable grant dates that were selected with the participation of Company executives. Mr. French also agreed to re-price certain options and pay the Company the difference between the exercise price paid upon the exercise of any of his option grants and the exercise price as determined to be appropriate upon the correct accounting measurement date as determined in the Company’s restatement of its historical financial statements. The Resignation Agreement also provided that Mr. French would repay any bonus or incentive compensation that would not have been earned had the Company’s restated financial statements been used to calculate such bonus or incentive compensation, but in no event would such payment be in excess of $100,000. Mr. French will receive a one-time severance payment of $477,600, to be paid on September 5, 2007. The Company also immediately accelerated the vesting of a portion of certain option grants and he was provided a post-employment period to exercise his vested options.

Prior to entering into a Resignation Agreement, Mr. French was potentially entitled to certain benefits pursuant to his February 2002 employment agreement. Specifically, the agreement provided that in the event (i) the Company terminated Mr. French’s employment other than for Cause (as defined below), or (ii) any successor to the Company failed or refused to assume the employment agreement in accordance with its provisions, Mr. French was entitled to receive a single, lump-sum severance payment within 15 days of termination equal to his then current annual base salary. The agreement further provided that the Company would pay to Mr. French a lump-sum payment in an amount equivalent to the reasonably estimated costs he may incur to extend under the COBRA continuation laws his group health and dental plans coverage in effect on the date of his termination for a period of 12 months. In addition, the agreement provided that Mr. French’s options to purchase common stock would have remained exercisable for a 180-day period following termination and would have vested as follows: (i) all of his outstanding and unvested options that were granted prior to February 27, 2002 would fully vest, and (ii) 50% of his outstanding and unvested options that were granted on or after February 27, 2002 would fully vest, except that if the Company terminates his employment other than for Cause or Mr. French terminates his employment for Good Reason, in each case within one year following a change of control of the Company, all of his outstanding and unvested options granted on or after February 27, 2002 would fully vest. In the event the Company decided to terminate his employment other than for Cause, the agreement also required the Company to provide Mr. French six months prior written notice.

For purposes of his employment agreement, the term “Cause” meant (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering Mr. French an opportunity to cure; (ii) material and willful violation of federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) conviction of a felony or a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company’s confidential proprietary information. For purposes of his employment agreement, the determination of Cause was to be determined by the Board in its sole and absolute discretion. For purposes of his employment agreement, the term “Good Reason” meant any act of the Company that materially and adversely diminishes Mr. French’s duties or responsibilities, provided that in the event of any such act that Mr. French must notify the Company in writing and the Company shall have 30 days from its receipt of the notice to remedy the act.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of March 31, 2007, including the Company’s 1987 Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, the 2002 Stock Option Plan, the 2006 Stock Incentive Plan, the Audio Logic 1992 Plan, the Peak

Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, the Stream Machine 2001 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan (in thousands, except per share amounts):

(C)
	(A)		Securities
	Securities to be	(B)	remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants,	options, warrants,	(except securities
	and rights	and rights	in column (A))

Equity compensation plans approved by security holders (1)	5,193	$10.52	17,583	(2)
Equity compensation plans not approved by security holders (3)	3,827	$5.84	—

Total	9,020	$8.54	17,583

(1)	The Company’s stockholders have approved the Company’s 1987 Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, and the 2006 Stock Incentive Plan. The following plans were assumed by the Company at the time of acquisition, and Cirrus Logic stockholder approval was not required for these plans or their respective outstanding grants, as they were approved by the acquired companies’ shareholders: the Audio Logic 1992 Plan, the Peak Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, the Stream Machine 2001 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan.

(2)	In addition to shares available for issuance under our 2006 Stock Incentive Plan, the number reported includes 877,701 shares available for issuance under the Company’s 1989 Employee Stock Purchase Plan. Our Board of Directors discontinued all future grants under the option plans we assumed in connection with our past acquisitions, including the Audio Logic 1992 Plan, the Peak Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine 2001 Stock Plan, so shares under these plans have not been included in the total.

(3)	In August 2002, the Board of Directors approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees. As of July 2006, when our shareholders approved the adoption of the 2006 Stock Incentive Plan, we canceled all remaining options available for grant under the 2002 Stock Option plan.

As of March 31, 2007, the Company was granting equity awards under the 2006 Stock Incentive Plan and the 1989 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the Securities and Exchange Commission, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Sarbanes-Oxley Act of 2002 has added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. In 2004, the Nasdaq also adopted, and the Securities and Exchange Commission approved, additional rules concerning audit committee structure, membership, authority and responsibility. The Committee has amended and restated its charter in response to the Sarbanes-Oxley Act and the new Nasdaq listing standards, and continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with other new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Committee serves an oversight role for the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended March 31, 2007, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” and the Sarbanes-Oxley Act.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Robert H. Smith, Chairman
D. James Guzy
Walden C. Rhines

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years 2007 and 2006.

	2007	2006

Audit Fees	$1,071,141	$670,000
Audit-Related Fees	1,624	47,000
Tax Fees	64,235	86,000
All Other Fees	0	0

TOTAL	$1,137,000	$803,000

Audit Fees. Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting, included in its Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally. The Audit Fees for 2007 include $522,000 in fees associated with the Company’s filing of an amended Annual Report on Form 10-K/A for the fiscal year ended March 25, 2006 and an amended quarterly Report on Form 10-Q/A for the quarter ended June 24, 2006.

Audit-Related Fees. Audit-related services generally include fees for accounting consultations and registration statements filed with the Securities and Exchange Commission.

Tax Fees. Tax services include tax compliance services, technical tax advice, administrative fees, as well as certain expatriate services.

All Other Fees. There were no other fees during fiscal year 2007 or 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit, audit-related and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval at the beginning of the fiscal year. A list of non-audit services and estimated budget for such services for the upcoming fiscal year shall be submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 shall be approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Former Chief Executive Officer. In October 1998, the Company extended a loan to Mr. French for the purchase of his principal residence in Texas. The original principal amount of the loan was $721,899 and carries an interest rate of 5.64% per annum. The principal and accrued interest is due and payable on the earlier of (i) September 1, 2013, (ii) 180 days following the date of the termination of his employment for any reason, or (iii) upon sale of the residence. In the event of his death or disability, the principal and accrued interest will be forgiven, subject to applicable law. The largest aggregate amount of principal plus accrued interest outstanding under this loan during fiscal year 2007 was $1,151,185. As of May 31, 2007, the amount of principal plus accrued interest owed on this loan was $1,161,742. Based on Mr. French’s resignation on March 5, 2007, principal and accrued interest for this loan of $1,177,837 will be due and payable on September 1, 2007.

The loan to Mr. French was “grandfathered” under Section 402 of the Sarbanes Oxley Act of 2002, which prohibits loans to directors and executive officers that are made, renewed or materially modified after July 30, 2002. This loan has not been modified since the Company made the loan to Mr. French.

Earn-out Provision in Acquisition Agreement. On December 29, 2006, Cirrus Logic acquired 100 percent of the voting equity interests in Caretta Integrated Circuits (“Caretta”), a company based in Shanghai, China that specializes in designing power management integrated circuits for the large, single-cell lithium ion battery market. The aggregate purchase price for all of Caretta’s voting equity interests was $11.3 million and was comprised of $7.6 million paid to Caretta shareholders, $1.8 million in direct acquisition costs, $1.4 million in cash paid into an escrow account and $0.5 million in loan repayment premiums. At the time of the closing, Dr. Wu was the President and Chief Executive Officer of Caretta.

In addition, Cirrus Logic has agreed to pay certain employees, including Dr. Bin Wu, who remained with Caretta following the acquisition and currently serves as our current Vice President, General Manager, of our Shanghai Power Management group, a potential earn-out based on the financial performance of the Shanghai Power Management group in 2007 and 2008. The total potential earn-out payments cannot exceed an aggregate maximum amount of $25.5 million. At the time of closing the transaction, Dr. Wu was the holder of approximately 47% of the shares that could be eligible to receive the earn-out payment, if any. If the maximum earn-out is achieved, Dr. Wu could receive payment of approximately $12 million.

Indemnification and Insurance. Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Party Transactions. The Board recognizes that related party transactions can present conflicts of interest and questions as to whether transactions are in the best interests of Cirrus Logic. Accordingly, we have implemented certain procedures for the review, approval, or ratification of related party transactions. Pursuant to our procedures, our Audit Committee must review and approve any transactions with related persons.

When it is impractical to wait for a scheduled Audit Committee meeting, a proposed related-party transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Committee at the next Committee meeting.

Our procedure seeks to ensure that Company decisions are based on the merits of the transaction and what is in the best interest of the Company and its stockholders. It is the Company’s preference to avoid related party transactions but where, in the course of business, transactions with related parties are unavoidable, this procedure sets forth a methodology that will ensure all such transactions are at arms length and on terms comparable to those provided to other unrelated entities in the marketplace.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of the forms received by the Company, or the written representations from certain reporting persons, the Company believes that all required filings were made on a timely basis during the last fiscal year.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of the Company’s 2007 Proxy Statement and Annual Report on Form 10-K for 2007 to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Investor Communication Solutions, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to Cirrus Logic, Inc., Investor Relations, 2901 Via Fortuna, Austin, Texas 78746 or contact Investor Relations at (512) 851-4125 and InvestorRelations@cirrus.com.

COMMUNICATING WITH US

Communicating with the Board

If you would like to contact the Board, including a committee of the Board, you may write to the following address:

Board of Directors
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Corporate Secretary or chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, or chair of the Governance and Nominating Committee deals with the functions of the Board or the Board Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls or auditing issues will be immediately brought to the attention of the chair of the Audit Committee.

Other Communications

If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the Internet, use our Web site address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an on-line version of this proxy statement, our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.
Attention: Investor Relations
2901 Via Fortuna
Austin, TX 78746

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (781) 575-2879. You may also visit their Web site at www.computershare.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and proxy statement.

If you would like to report any inappropriate, illegal or criminal conduct by any employee, agent or representative of the Company, any violation of the Company’s Code of Conduct, or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at www.ethicspoint.com.

ANNUAL REPORT

A copy of the Annual Report for the fiscal year ended March 31, 2007 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about June 4, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode
President and Chief Executive Officer

Austin, Texas
June 1, 2007

Annual Meeting of Stockholders	Annual Meeting of Stockholders
Cirrus Logic, Inc.	Cirrus Logic, Inc.
2901 Via Fortuna	2901 Via Fortuna
Austin, Texas 78746	Austin, Texas 78746
July 27, 2007	July 27, 2007
1:00 P.M.	1:00 P.M.

ADMIT ONE	ADMIT ONE

CIRRUS LOGIC, INC.
2901 VIA FORTUNA
AUSTIN, TEXAS 78746

VOTE BY INTERNET (Worldwide) — www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cirrus Logic, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
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Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cirrus Logic, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	ClRLGl	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN ONLY
THlS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.
THIS PROXY WILL BE VOTED AS DIRECTED OR. IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2.

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

1.	Election of Directors.
The Board of Directors recommends a vote FOR the listed nominees.

Nominees:
(01) Michael L. Hackworth	(05) Jason P. Rhode
(02) D. James Guzy	(06) William D. Sherman
(03) Suhas S. Patil	(07) Robert H. Smith
(04) Walden C. Rhines

Vote On Proposal
	The Board of Directors recommends a vote FOR the following proposal:	For	Against	Abstain
		☐	☐	☐
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2008.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is revocable at any time before it is exercised.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please sign exactly as name(s) appear(s) on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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PROXY

CIRRUS LOGIC, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 1, 2007, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and hereby appoints Thurman Case and Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 27, 2007 at 1.00 p.m. local time at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE
SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
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